                                                                     EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Sponsors and Trustee of Municipal Investment Trust Fund, Multistate Series--414, Defined Asset Funds (California and New York Insured Trusts):



We consent to the use in this Registration Statement No. 333-95345 of our report dated April 26, 2000 relating to the Statements of Condition of Municipal Investment Trust Fund, Multistate Series--414, Defined Asset Funds (California and New York Insured Trusts) and to the reference to us under the heading "How the Fund Works--Auditors" in the Prospectus which is a part of this Registration Statement.



DELOITTE & TOUCHE LLP
New York, NY
April 26, 2000